Exhibit 10.10.10

CHASE CORPORATION

AMENDED AND RESTATED 2013 INCENTIVE PLAN

PERFORMANCE-BASED RESTRICTED STOCK AGREEMENT

(EMPLOYEE)1

This Restricted Stock Agreement (the “Agreement”), made as of _________ __, 20__, (“Date of Grant”) by and between Chase Corporation (the “Company”) and ___________ (the “Restricted Stockholder”).

1.Grant of Award.  Pursuant to the terms of the Chase Corporation Amended and Restated 2013 Incentive Plan (the “Plan”), the Company hereby grants to the Restricted Stockholder, as of the Date of Grant, a targeted award of ______ shares of the Company’s common stock, par value $.10 per share (the “Target Grant”), subject to the terms and conditions of this Agreement and the Plan.  As more fully described below, the shares granted hereby are subject to forfeiture by the Restricted Stockholder if certain criteria are not satisfied.

2.Performance Periods.  The Target Grant is subject to a “performance measurement periods” based on the actual results of the Company for [(a) the fiscal year beginning on __________ __, 20__ and ending on _________ __, 20__; and (b) the three-year fiscal period ending on ________ __, 20__ (“Performance Periods”).]

3.Performance Criteria.

(a) For the performance period beginning on __________ __, 20__ and ending on _______ __, 20__, a targeted performance measure has been set as Earnings Per Share (“EPS”) [other performance metric] of $X.XX (the “[EPS] Target”). If the Target is achieved during the Performance Period, 100% of [80%] of the Target Grant will be awarded, subject to the vesting provisions set forth in this Agreement.

(b) For the performance period of the three-year fiscal period ending on _______ __, 20__, a targeted performance measure has been set as Return on Invested Capital (ROIC) [other performance metric] of XX.X% (the “[ROIC] Target”). If the Target is achieved during the Performance Period, 100% of [20%] of the Target Grant will be awarded, subject to the vesting provisions set forth in this Agreement.

The number of shares of Common Stock in the Target Grant may increase or decrease depending on whether the “Threshold” performance measure or “Stretch” performance measure have been achieved during the Performance Periods.  The Threshold performance measure must be achieved in order to receive any percentage of the Target Grant.

Performance	Measurement / [EPS]	Measurement as a % of the [EPS] Target	Payout % of 80% of Target Award
Threshold	$X.XX	80%	50%

[1]	Brackets identify provisions that may vary depending on the particular grant, grant recipient or other relevant factor.

Target	$X.XX	100%	100%
Stretch	$X.XX	120%	200%

Performance	Measurement / [ROIC]	Measurement as a % of the [ROIC] Target	Payout % of 20% of Target Award
Threshold	XX.X%	80%	50%
Target	XX.X%	100%	100%
Stretch	XX.X%	120%	200%

If the actual results of the Performance Periods fall between the Threshold and the [EPS] or [ROIC] Target the award will be prorated between 50% and 100% of the applicable percentage of the Target Grant.  If the actual results fall between [EPS] or [ROIC] Target and Stretch, the award will be prorated between 100% and 200% of the applicable percentage of the Target Grant.  The award ultimately made at the end of the Performance Periods shall be referred to as the “Restricted Stock Award”.

Actual results may be adjusted at the sole discretion of the Compensation Committee of the Board of Directors for any non-recurring or special items occurring during the year that impacted [EPS] or [ROIC]] (either positively or negatively) during the measurement period.

4.Restrictions on Stock.  Until the termination of restrictions as provided in Section 5 hereof, the Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered except as provided in this Agreement.  No rights or interests of the Restricted Stockholder under this Agreement or under the Plan may be assigned, encumbered or transferred other than (i) to the extent permitted and in accordance with such procedures adopted by the Administrator from time to time and (ii) by will or the laws of descent and distribution.  The naming of a designated beneficiary will not constitute a transfer.

5.Termination of Restrictions.

(a)Vesting. The Restricted Stock Award shall vest and become nonforfeitable and all restrictions set forth in Section 5 hereof shall lapse, on _________ __, 20__ (the “Vest Date”), provided the Restricted Stockholder’s service with the Company has not terminated or ceased on or prior to the Vest Date.

(b)Termination of Service.  If the Restricted Stockholder’s service as an employee or consultant of the Company is terminated prior to the Vest Date by reason of the Restricted Stockholder’s retirement, death or disability (as determined by the Administrator) or the Company terminating his or her service without cause, the Restricted Stock Award shall vest, pro-rated on the date service is terminated, and the restrictions on the pro-rated vested shares shall lapse on the date of termination of service.  If the Restricted Stockholder’sservice as an employee or consultant of the Company is terminated by the Restricted Stockholder for any reason or by the Company for cause prior to the Vest Date, the Restricted Stock Award will immediately and irrevocably be forfeited and neither the Restricted Stockholder nor any successors, heirs, assigns, or legal representatives of the Restricted Stockholder shall thereafter have any further rights or interest in such forfeited Restricted Stock or the certificates thereof. For purposes of this subsection (b), service will be considered as continuing uninterrupted during any bona fide leave of absence approved in writing by the Company so long as the Restricted Stockholder’s right to reemployment or survival of his or her service arrangement with the Company is guaranteed either by statute or by contract.

(c)Acceleration of Vesting upon Change in Control.  Unless otherwise provided for in the vote granting such restricted stock, upon the consummation of a transaction resulting in a Change in Control of the Company prior to the Vest Date, all restrictions remaining on any Restricted Stock shall lapse.

6.Rights as Stockholder.  Upon the issuance of a certificate or certificates representing the Restricted Stock, the Restricted Stockholder shall thereupon be a stockholder and, subject to the provisions of Section 4 hereof, have all the rights of a stockholder with respect to such Restricted Stock, including the right to vote and receive all dividends or other distributions made or paid with respect to such Restricted Stock; provided, however, that such Restricted Stock and any new, additional or different securities the Restricted Stockholder may become entitled to receive with respect to such Restricted Stock by virtue of a stock split, dividend or other change in the corporate or capital structure of the Company shall be subject to the vesting and forfeiture provisions, restrictions on transfer and other restrictions set forth in this Agreement and the Plan.

7.Stock Certificates; Legend.Certificates for Restricted Stock shall be issued in the Restricted Stockholder’s name and shall be held by the Company until the Restricted Stock shall become vested and all restrictions thereon have lapsed.  The Company shall serve as attorney-in-fact for the Restricted Stockholder during the period during which the Restricted Stock are unvested with full power and authority in the Restricted Stockholder’s name to assign and convey to the Company any Restricted Stock held by the Company for the Restricted Stockholder if the Restricted Stockholder forfeits the shares under the terms of the this Agreement and the Plan.  The Restricted Stockholder agrees that the certificates representing the Restricted Stock may bear such legend or legends as the Administrator deems appropriate in order to reflect the forfeiture restrictions and to assure compliance with applicable federal and state securities law.

Upon the vesting of the Restricted Stock, the Company shall so notify the Secretary of the Company and the Secretary shall obtain from the Company certificates representing all such shares that have vested, which certificates shall not bear any restrictive endorsement making reference to this Agreement, and shall deliver such certificates to the Restricted Stockholder.

In lieu of certificates, in the discretion of the Administrator, the Company may create book-entry positions through its transfer agent in the name of the Restricted Stockholder with appropriate notations in lieu of the legends described above.

8.No Right to Continued Employment.  This Agreement shall not confer upon the Restricted Stockholder any right with respect to continuance of employment by, or service with, the Company, nor shall it interfere in any way with the right of the Company to terminate the Restricted Stockholder’s service at any time and for any reason.

9.Adjustment to Common Stock.  In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares,

liquidation, spin-off or other similar change in capitalization or event, or any distribution to holders of Common Stock other than a normal cash dividend, the Committee shall make approximate and equitable adjustments in the Restricted Stock corresponding to adjustments made by the Committee in the number and kind of shares which may be issued under the Plan.  Any new, additional or different securities to which the Restricted Stockholder shall be entitled in respect of Restricted Stock by reason of such adjustment shall be deemed to be Restricted Stock and shall be subject to the same terms, conditions and restrictions as the Restricted Stock so adjusted.

10.Withholding Taxes.  The Restricted Stockholder acknowledges that the Company is not responsible for the tax consequences to the Restricted Stockholder of the granting or vesting of the Restricted Stock, and that it is the responsibility of the Restricted Stockholder to consult with the Restricted Stockholder’s personal tax advisor regarding all matters with respect to the tax consequences of the granting and vesting of the Restricted Stock.  The Company shall have the right to deduct from the Restricted Stock or any payment to be made with respect to the Restricted Stock any amount that federal, state, local or foreign tax law required to be withheld with respect to the Restricted Stock or any such payment.  Alternatively, the Company may require that the Restricted Stockholder, prior to or simultaneously with the Company incurring any obligation to withhold any such amount, pay such amount to the Company in cash or in shares of the Company’s Common Stock (including shares of Common Stock retained from the Restricted Share Award creating the tax obligation), which shall be valued at the Fair Market Value of such shares on the date of such payment.  In any case where it is determined that taxes are required to be withheld in connection with the issuance, transfer or delivery of the shares, the Company may reduce the number of shares so issued, transferred or delivered by such number of shares as the Company may deem appropriate to comply with such withholding.  The Company may also impose such conditions on the payment of any withholding obligations as may be required to satisfy applicable regulatory requirements under the Exchange Act.

11.Governing Law.  This Agreement shall be construed and administered in accordance with and governed by the laws of the Commonwealth of Massachusetts (without giving effect to any conflict or choice of laws provisions thereof that would cause the application of the domestic substantive laws of any other jurisdiction).

12.Notice of Election Under Section 83(b). If the Restricted Stockholder makes an election under Section 83(b) of the Internal Revenue Code of 1986, as amended, and the regulations and rulings promulgated thereunder, he will provide a copy thereof to the Company within thirty days of the filing of such election with the Internal Revenue Service.

13.Notices.  Any notice hereunder to the Company shall be addressed to the Company at its principal business office, 375 University Ave., Westwood, Massachusetts 02090 and any notice hereunder to the Restricted Stockholder shall be sent to the address reflected on the records of the Company, subject to the right of either party to designate at any time hereafter in writing some other address.

14.Amendment of Agreement.  The Company may amend, modify or terminate this Agreement, provided that the Restricted Stockholder’s consent to such action shall be required unless the Company determines that the action, taking into account any related action, would not materially and adversely affect the Restricted Stockholder.

15.Successors and Assigns; No Third Party Beneficiaries.  Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon,

the successors, assigns, heirs, executors and administrators of the parties hereto.  There are no third party beneficiaries of this Agreement.

16.Entire Agreement.  This Agreement and the Plan constitute the full and entire understanding and agreement of the parties with regard to the Restricted Stock and supersede in their entirety all other prior agreements, whether oral or written, with respect thereto.

17.Severability.  In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby, and each provision of this Agreement shall be enforced to the fullest extent permitted by law.

18.Waivers.  Any waiver by the Company of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or any other provision hereof.

19.Defined Terms.  Capitalized terms used but not defined in this Agreement will have the meanings specified in the Plan.

IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument.

RESTRICTED STOCKHOLDER		CHASE CORPORATION

By:		By:
	Signature		Signature

Name:		Name:

Address:		Title: